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EXHIBIT (a)(4)

PRESS RELEASE
Source: USHEALTH Group, Inc.

Corporate Contact:
        Cynthia B. Koenig
        Chief Financial Officer
        (817) 878-3732

FOR IMMEDIATE RELEASE:
October 14, 2005

USHEALTH GROUP ANNOUNCES COMPLETION OF

GOING PRIVATE TRANSACTION

        Fort Worth, Texas, October 14, 2005...USHEALTH Group, Inc. ("USHEALTH") (USHE.OB) announced today that, pursuant to Section 253(d) of the General Corporation Law of the State of Delaware (the "DGCL"), CAA Acquisition Corp. ("CAA Acquisition") has merged with and into USHEALTH, resulting in USHEALTH becoming a wholly owned subsidiary of Special Situations Holdings, Inc.—Westbridge ("SSH"), a wholly owned subsidiary of Credit Suisse First Boston LLC. SSH is now the sole shareholder of USHEALTH common stock. Pursuant to this merger, public trading of USHEALTH common stock has ceased and shares of USHEALTH's common stock have been deregistered with the Securities and Exchange Commission ("SEC"). USHEALTH will no longer be required to file annual, quarterly and other periodic reports with the SEC, and will no longer be subject to the proxy rules under the Securities and Exchange Act of 1934 (the "Securities Exchange Act"). Additionally, USHEALTH will no longer be subject to the provisions of the Sarbanes Oxley Act or the liability provisions of the Securities Exchange Act.

        Immediately prior to the merger, CAA Acquisition, a wholly-owned subsidiary of SSH, owned approximately 93% of the outstanding shares of USHEALTH common stock. Under the DGCL, no action was required by the Board of Directors or the stockholders of USHEALTH, other than SSH and its direct or indirect subsidiaries (including CAA Acquisition), for the merger to become effective. A full discussion of the merger is contained in the Transaction Statement on Schedule 13E-3, as amended, (the "Schedule 13E-3") previously circulated by SSH and filed on September 20, 2005 with the SEC.

        As a result of the merger, any outstanding shares of USHEALTH's common stock (other than shares held by SSH or any of its direct or indirect subsidiaries, and other than shares as to which dissenters' rights are exercised, as described in the Schedule 13E-3), now represent only the right to receive $0.31 per share, net to the holder in cash, without interest, upon presentation of appropriate documentation by the holder of such shares of USHEALTH common stock to LaSalle Bank National Association at its address set forth in the Schedule 13E-3. Within the next few days, USHEALTH will mail to stockholders materials to be used to exchange USHEALTH's certificates for such payment.

        Mr. Benjamin M. Cutler, commenting on USHEALTH's new status as a non-public company said, "Given the capital structure of our Company, the costs naturally associated with continuing as a public company far outweighed the benefits received, and otherwise would have diverted key management resources. As a private Company, we look forward to focusing all of our efforts on expanding the distribution channels of our insurance subsidiaries, while enhancing customer service to the policyholders and agents of those companies."

        USHEALTH Group, Inc. is an insurance holding company primarily focused on individual health insurance for self-employed individuals and small business owners. Products are distributed through career agent organizations that are wholly owned subsidiaries. The Company's goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ushealthgroup.com)

        (Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company's Form 10-K for the year ended December 31, 2004 and the Company's Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005. Such factors include, but are not limited to: any limitation imposed on the Company's ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company's ability to accurately estimate claim and settlement expense reserves; the ability of the Company to fund competitive commission advances to agents from internally generated cash flow or external financing; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company's ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to make additional investment in its Insurance Subsidiaries in the form of capital contributions, if needed, in order for such subsidiaries to comply with regulatory capital or debt covenant requirements; and the loss of key management personnel.)

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  EXHIBIT (a)(4)
USHEALTH GROUP ANNOUNCES COMPLETION OF GOING PRIVATE TRANSACTION